THIS OPTION HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. DIRECTOR WILL NOT TRANSFER THIS OPTION OR THE UNDERLYING COMMON SHARES UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION COVERING SUCH OPTION OR SUCH SHARES, AS THE CASE MAY BE, UNDER THE SECURITIES ACT OF 1933 AND APPLICABLE STATES SECURITIES LAWS, (ii) ETERNAL ENERGY CORP. FIRST RECEIVES A LETTER FROM AN ATTORNEY, ACCEPTABLE TO IT, STATING THAT IN THE OPINION OF THE ATTORNEY THE PROPOSED TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND UNDER ALL APPLICABLE STATE SECURITIES LAWS, OR (iii) THE TRANSFER IS MADE PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OF 1933.

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (“Agreement”) is made and entered into effective as of the 30th day of October, 2009, (the “Effective Date”) by and between Eternal Energy Corp., a Nevada corporation, (“EERG”) and Paul E. Rumler (“Director”).

1. Recitals. Director and EERG entered into that certain Stock Option Exchange Agreement dated the 14th day of October, 2009 under which the Director agreed to cancel and terminate all Prior Stock Option Agreements, defined below, and all options granted thereunder in exchange for the issuance of a designated number of shares of its restricted common stock (the “Restricted Shares”). For compelling business reasons, EERG’s authority to issue the Restricted Shares was withdrawn and the Restricted Shares were not issued. Instead, EERG has authorized the grant of stock options to Director pursuant to the terms and conditions set forth in this Agreement. Therefore, in consideration of these Recitals, the covenants and agreements of the parties set forth herein and other good and valuable consideration, the receipt and sufficiency of which the parties hereby acknowledge, the parties hereto agree to the following covenants and agreements.

2. Reimbursement of Tax Costs. Prior to the withdrawal of the authority to issue the Restricted Shares and in reliance on the cancellation and termination of the Prior Stock Options, Director filed a Section 83(b) election with the Internal Revenue Service with respect to the issuance of the Restricted Shares. Following the withdrawal of the authority to issue the Restricted Shares, Director filed a Revocation of Section 83(b) Election with the Internal Revenue Service. EERG hereby agrees that if the Revocation of Section 83(b) Election is ineffective to avoid state and federal income tax on the fair market value of the Restricted Shares which were to have been issued to Director, EERG will pay Director, on demand, an amount equal to the state and federal income tax incurred by Director with respect to the fair market value of the Restricted Shares. The amount due Director hereunder shall be the difference, determined by Director’s certified public accountant, between (i) the amount of state and federal income tax which Director owes for calendar year 2009 based upon inclusion of the fair market value of the Restricted Shares to be issued to Director in his gross income, less (ii) the amount of state and federal income tax which Director would have owed for calendar year 2009 had he not been compelled to include in gross income the fair market value of the Restricted Shares to be issued to him.

3. Shares Subject to Option. As of the Effective Date, EERG hereby grants to Director the option (“Option”) to purchase Six Hundred Ninety Two Thousand Five Hundred (692,500) shares of EERG’s common stock (the “Optioned Shares”), at the price set forth in the Paragraph of this Agreement entitled “Exercise Price” (the “Exercise Price”), subject to the terms and conditions and within the period of time set forth in this Agreement. This Option is intended to be a nonstatutory, non-qualified stock option which does not qualify as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).

4. Term. This Agreement and the Option granted hereunder shall expire at 5:00 p.m. Mountain Time on the fifth anniversary of the Effective Date. If all or any portion of this Option is unexercised upon the expiration of this Agreement, then to that extent this Option shall be deemed to have been forfeited and of no further force or effect.

5. Vesting. Upon the execution and delivery of this Agreement by the parties, the Option granted hereunder shall be fully and immediately exercisable and shall be fully vested. Therefore, upon the parties’ execution and delivery of this Agreement and until the expiration of this Agreement, the Optioned Shares shall be exercisable by Director in whole or in part at any time and from time to time.

6. Exercise Price. Subject to adjustment in the manner provided below, the purchase price for each share of stock purchased upon the exercise of the Option (the “Exercise Price”) shall be five US Cents ($0.05 USD) per share.

7. Method of Exercise. This Option shall be deemed to be exercised when written notice identifying the number of Optioned Shares as to which this Option is then being exercised is given to EERG in accordance with the terms of this Option and full payment for the Optioned Shares with respect to which the Option is exercised has been received by EERG. Upon the exercise of this Option in whole or in part and payment of the Exercise Price in the manner provided by this Agreement, EERG shall, as soon thereafter as practicable, deliver to Director a certificate or certificates for the shares purchased. The Exercise Price for the Optioned Shares to be purchased upon the exercise of the Option may be paid (i) in cash or cash equivalents, (ii) by delivery (by either actual delivery or attestation) of EERG shares of its common stock already owned by Director, having a Fair Market Value, defined below, on the date of exercise less than (with the balance paid in cash or cash equivalents) or equal to the aggregate Exercise Price for the purchased shares, (iii) to the extent permitted by law, by a “cashless exercise” procedure approved by EERG in the exercise of its reasonable discretion, or (iv) by a combination of the foregoing methods. The term “Fair Market Value” for shares of EERG’s common stock on any particular date shall mean the last reported sale price of the common stock on the principal market on which the common stock trades on such date or, if no trades of common stock are made or reported on such date, then on the next preceding date on which the common stock traded. If EERG’s common stock ceases to be traded on any market, Director and the Board of Directors of EERG shall mutually agree upon an alternative method of determining the Fair Market Value for shares of EERG’s common stock.

8. Withholding. EERG may, in its discretion, require that Director pay to it at or after the time of the exercise of any portion of this Option any such additional amount as EERG deems necessary, in the exercise of its reasonable discretion, to satisfy its liability to withhold federal, state or local income tax or any other tax incurred by reason of the exercise of this Option. Director may satisfy this requirement by (i) tendering to EERG shares of EERG common stock already owned by Director, which, in the case of shares of common stock purchased by Director pursuant to the exercise of an option granted by EERG, have been held by Director for at least six months following the date of such purchase or (ii) by electing to have EERG withhold from delivery Optioned Shares, provided that, in either case, such shares have a Fair Market Value equal to the minimum amount of tax required to be withheld. Such shares shall be valued on the date as of which the amount of tax to be withheld is determined. Fractional share amounts shall be settled in cash. Such election may be made with respect to all or any portion of the Optioned Shares to be delivered pursuant to this Option.

9. Adjustment of Optioned Shares. In the event that there is any stock dividend, stock split, reverse stock split, combination, reclassification reorganization, recapitalization, merger, consolidation, split up, spin-off, combination, repurchase or exchange of common stock or other securities of EERG, issuance of warrants or other rights to purchase common stock or other securities of EERG or other similar corporate transaction or events which affect the common stock of EERG such that an adjustment is necessary to prevent dilution or enlargement of the benefits or potential benefits intended to be made available pursuant to this Option, then the number of unexercised Optioned Shares subject to this Option and the exercise price per share of such Optioned Shares shall be proportionately adjusted.

10. Option Non-Transferable. This Option shall not be transferable other than by will or the laws of descent and distribution, and this Option shall be exercisable during Director’s lifetime only by Director or Director’s guardian or legal representative. Any purported assignment of this Option, or of any right or privilege conferred hereunder, contrary to the provisions hereof shall be null and void.

11. Laws and Regulations. No shares of common stock shall be issued under this Option unless and until all legal requirements applicable to the issuance of such shares have been complied with to the satisfaction of EERG in the exercise of its reasonable discretion.

12. Registration. As soon as practicable, but in no event later than the date six months following the Effective Date, EERG shall, at its expense, cause the shares of common stock subject to this Option to be registered under the Securities Act of 1933, as amended, (the “Securities Act”), and registered or qualified under applicable state law, to be freely resold. EERG shall thereafter use its best efforts to maintain the effectiveness of such registration and qualification for so long as Director holds this Option (or any portion thereof) or any of the Optioned Shares, or until such earlier date as the Optioned Shares may otherwise be freely sold under applicable law.

13. Rights in Stock Before Issuance and Delivery. Director shall not be entitled to the privileges of stock ownership in respect of any shares issuable upon exercise of this Option, unless and until such shares have been issued to Director by EERG. Except as provided in this Agreement, no adjustment shall be made in the number of shares of common stock issued to Director or in any other rights of Director upon exercise of this Option by reason of any dividend (other than a stock dividend), distribution or other right granted to the EERG’s shareholders for which the record date is prior to the date of exercise of this Option.

14. Tax Consequences.

14.1 Section 409A. This Option is intended to meet the requirements of Internal Revenue Code Section 409A and the Treasury Regulations promulgated thereunder. If the Option contained in this Agreement is determined to be taxable to Director and/or to EERG, then EERG, after consultation with Director, shall have the authority to adopt, prospectively or retroactively, such amendments to this Agreement which EERG determines in its reasonable discretion to be appropriate to: (i) exempt the Option payable under this Agreement from Section 409A; (ii) make this Agreement comply with the requirements of Section 409A; or (iii) more generally avoid the adverse tax consequences of Section 409A as it applies to this Agreement.

14.2 Other Tax Consequences. Except as otherwise provided in this Agreement, Director acknowledges that EERG has made no representations or warranties to Director with respect to the tax consequences related to the transactions contemplated in this Agreement, and Director is in no manner relying on EERG or its representatives for an assessment of such tax consequences. Director acknowledges that (i) there may be adverse tax consequences upon acquisition or disposition of this Option or the Shares subject to this Option, (ii) that EERG has no responsibility to Director to insure any particular tax result, and (iii) that Director should consult his or her own tax advisor prior to acquisition, exercise or disposition of this Option and the underlying Shares with regard the particular tax treatment of this Option as it relates to Director.

15. Rescission and Cancellation of Stock Options. As of the Effective Date, EERG and Director agree that (i) all stock option agreements executed prior to the Effective Date by the parties (the “Prior Stock Option Agreements”) and (ii) all stock options granted thereunder shall be rescinded and cancelled and the Prior Stock Option Agreements and all stock options granted thereunder shall be of no further force or effect. Accordingly, from and after the Effective Date, Director shall not have any right or option to purchase any shares of EERG’s stock pursuant to any Prior Stock Option Agreement. In addition, EERG and Director agree that, as of the Effective Date, EERG has no obligation to issue, and Director has no right to receive, the Restricted Shares which were to have been issued to Director.

16. Releases. Each party, on behalf of itself/himself, his/its successors, assigns, heirs, executors and personal representatives hereby fully releases, discharges, and acquits the other party and its affiliates, officers, directors, employees, agents, assigns, heirs, executors, personal representatives (each, a “Releasee”), from any claims, causes of action, or liabilities which such party now has, may have, may have had, or claims to have had against any Releasee, whether directly or indirectly, whether accrued in the past, present, or future, whether known or unknown, whether for damages or equitable relief of any sort including, without limitation, economic damages, lost profits, exemplary damages, treble damages, consequential damages, attorneys’ fees, and costs, and which have arisen or which may arise out of (i) the grant of Restricted Shares to Director, the withdrawal of EERG’s authority to issue the Restricted Shares and the failure to issue the Restricted Shares; and (ii) the execution, delivery, rescission, cancellation and termination of the Prior Stock Option Agreements and the stock options granted thereunder. The foregoing release does not affect the ability of either party to commence any action or proceeding to assert any rights or claims against any Releasee for a breach of this Agreement.

17. Miscellaneous.

17.1 Agreement Binding. This Agreement shall be binding upon the parties, their legal representatives, and permitted successors and assigns.

17.2 Entire Agreement. This Agreement supersedes any statements, representations or agreements of EERG with respect to the grant of the Option made herein and any related rights set forth herein and affecting the grant of this Option and Director hereby waives any rights or claims related to any such statements, representations or agreements. Except to the extent specifically set forth herein, this Agreement does not supersede or amend any existing confidentiality agreement, non-solicitation agreement, non-competition agreement, employment agreement or any other similar agreement between Director and EERG. No addition to or modification of any provision of this Agreement shall be binding upon any party unless made in writing and signed by all parties.

17.3 Notice. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (a) when delivered to and received personally by the recipient, (b) when sent to and received by the recipient by facsimile (receipt electronically confirmed by sender’s facsimile machine) if during normal business hours of the recipient, otherwise on the next business day, (c) one business day after the date when sent to the recipient by reputable express overnight courier service (charges prepaid) and delivery confirmed, or (d) three business days after the date when mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid and such receipt is confirmed. Such notices, demands and other communications shall be sent to the parties at the addresses indicated below or to such other address as a party may direct on written notice given pursuant to the terms of this Sub-paragraph:

If to Director:	Paul E. Rumler
5200 S. Race Street
Greenwood Village, CO 80121

If to Eternal Energy:	Eternal Energy Corp.
Attn: Chief Director Officer
2549 West Main Street, Suite 202
Littleton, CO 80120

17.4 Non-Waiver. No delay or failure by either party to exercise any right under this Agreement, and no partial or single exercise of that right, shall constitute a waiver of that or any other right, unless otherwise expressly provided herein.

17.5 Governing Law; Jurisdiction; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, United States of America exclusive of the conflict of law provisions thereof. The parties agree that the District Court of the County of Arapahoe, Colorado, United States of America shall have exclusive jurisdiction, including in personam jurisdiction, and shall be the exclusive venue for any and all controversies and claims arising out of or relating to this Agreement or a breach thereof, except as otherwise unanimously agreed upon by the parties.

17.6 Attorneys' Fees. If any party shall commence any action or proceeding against another party in order to enforce the provisions hereof, or to recover damages as the result of alleged breach of any of the provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including, but not limited to, reasonable attorney' fees.

17.7 Gender and Number. As used herein, the masculine gender shall include the feminine and neuter genders, and the singular shall include the plural, and vice versa, where the context requires.

17.8 Caption. All captions, titles, headings and divisions hereof are for purposes of convenience and reference only, and shall not be construed to limit or affect the interpretation of this Agreement.

17.9 Counterparts and Electronic Signatures. For the convenience of the parties, any number of counterparts of this Agreement may be executed by any one or more parties hereto, and each such executed counterpart shall be, and shall be deemed to be, an original, but all of which shall constitute, and shall be deemed to constitute, in the aggregate but one and the same instrument. This Agreement may be circulated for signature through electronic transmission, including, without limitation, facsimile and email, and all signatures so obtained and transmitted shall be deemed for all purposes under this Agreement to be original signatures until such time, if ever, as original counterparts are exchanged by the parties.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

ETERNAL ENERGY:
Eternal Energy Corp.

By:	________________________________________
Name: ___________________________________
Its: _____________________________________

Director:

_____________________________________________________
Name:Paul E. Rumler